Exhibit 99.5

ANNEX A

CERTAIN INFORMATION REGARDING THE EXECUTIVE OFFICERS AND DIRECTORS OF THE REPORTING PERSONS

The following information is provided in response to Item 2(a) (names), Item 2(b) (residence or business addresses), Item 2(c) (present principal occupations or employment and the name, principal business and address of the organization in which such employment is conducted) and Item 2(f) (citizenship) of Schedule 13D with respect to White Mountains Insurance Group, Ltd. (“White Mountains”) and WM Hinson (Bermuda) Ltd. (“WM Hinson” and, together with White Mountains, the “Reporting Persons”), and covers (i) each executive officer and director of the Reporting Persons; (ii) each person controlling the Reporting Persons; and (iii) each executive officer and director of any corporation or other person ultimately in control of the Reporting Persons, as applicable. Unless otherwise indicated, the business address of each individual listed under White Mountains is c/o White Mountains Insurance Group, Ltd., 23 South Main Street, Suite 3B, Hanover, New Hampshire 03755, and the business address of each individual listed under WM Hinson is c/o WM Hinson (Bermuda) Ltd., 26 Reid Street, Suite 601, Hamilton HM 11, Bermuda. Where applicable, the tables identify the name, principal business and address of the outside organization in which the individual’s present principal occupation or employment is conducted. The principal businesses and business addresses of White Mountains and WM Hinson are set forth in Item 2(b) and (c) of this Schedule 13D and incorporated herein by reference. Capitalized terms used but not defined in this Annex A have the meanings assigned to them in this Schedule 13D.

Within this Annex A, “White Mountains Organization” means one or more entities within White Mountains’ consolidated group.

White Mountains Insurance Group, Ltd.

Name	Country of Citizenship	Present Principal Occupation or Employment (including any outside employer’s name, principal business and address)
Liam P. Caffrey	United States	Chief Executive Officer and Director of White Mountains.
Reid T. Campbell	United States	Non-Executive Director of White Mountains; retired other than board service, including as a director of Build America Mutual Assurance Co. and Ark Insurance Holdings Limited, both subsidiaries of White Mountains.
Peter M. Carlson	United States	Non-Executive Director of White Mountains; retired.
Mary C. Choksi	United States	Non-Executive Director of White Mountains.
John K. Chu	United States	Non-Executive Director of White Mountains; Founder and Chief Executive Officer of Bamboo Ide8 Insurance Services, LLC (doing business as Bamboo Insurance) (principal business: a managing general agency offering property-casualty insurance products; business address: 7050 S. Union Park Center, Suite 650, Midvale, UT 84047).
Margaret Dillon	United States	Non-Executive Director of White Mountains.
Philip A. Gelston	United States	Non-Executive Director of White Mountains; retired partner of Cravath, Swaine & Moore LLP who currently advises the firm on governance, risk management, professional responsibility and compliance (Cravath’s principal business: legal services; Cravath’s business address: Two Manhattan West, 375 Ninth Avenue, New York, NY 10001).

Giles E. Harrison	United States; United Kingdom	President of White Mountains.
Weston M. Hicks	United States	Chairman and Non-Executive Director of White Mountains.
Michaela J. Hildreth	United States	Managing Director and Chief Accounting Officer of White Mountains.
Stephen Klar	United States; Canada	Non-Executive Director of White Mountains; retired.
Michael Papamichael	United States	Chief Financial Officer of White Mountains.
Robert L. Seelig	United States	Executive Vice President and General Counsel of White Mountains.
Suzanne F. Shank	United States	Non-Executive Director of White Mountains; President, Chief Executive Officer and co-founder of Siebert Williams Shank & Co., LLC, a full-service investment banking and financial services firm (business address: 100 Wall Street, 18th Floor, New York, NY 10005).
David A. Tanner	United States	Deputy Chairman and Non-Executive Director of White Mountains; Managing Director of Three Mile Capital LLC, a private investment company (business address: 1330 Avenue of the Americas, 22nd Floor, New York, NY 10019).

WM Hinson (Bermuda) Ltd.

Name	Country of Citizenship	Present Principal Occupation or Employment (including any outside employer’s name, principal business and address)
Gerhard Lubbe	United Kingdom; South Africa	Vice President and Chief Financial Officer of HG Global Ltd. (principal business: reinsuring municipal bond insurance; business address: 26 Reid Street, Suite 601, Hamilton HM 11, Bermuda).
Kevin Pearson	Bermuda; Ireland; United Kingdom	President and Director of WM Hinson; President of HG Global Ltd. (principal business of HG Global Ltd.: reinsuring municipal bond insurance; business address: 26 Reid Street, Suite 601, Hamilton HM 11, Bermuda).
John G. Sinkus	United States	Director and Vice President of WM Hinson; Director of Financial Reporting and Assistant Secretary of White Mountains (business address: c/o White Mountains Insurance Group, Ltd., 23 South Main Street, Suite 3B, Hanover, New Hampshire 03755).